Exhibit 99.1

P O Box 3395

West Palm Beach, FL

33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

Florida Public Utilities Announces First Quarter 2005 Results

West Palm Beach, FLA, May 11.  Florida Public Utilities (AMEX: FPU) reported first quarter ended March 31, 2005 net income of $2,353,000, or $ .59 per share, compared with net income from the same period last year of $1,413,000, or $.36 per share. The Company’s increase in net income was primarily attributable to electric rate relief granted in March 2004 and natural gas rate increases in August and November 2004.

Total revenues increased $4,713,000 in the first quarter of 2005 over the same period in 2004, primarily due to the increased natural gas and electric rates approved by the Florida Public Service Commission (FPSC), along with higher fuel costs in 2005 that are recovered through revenues and higher propane rates.

The Company experienced an increase of 15% or $1,148,000 in operating expenses during the quarter as compared with the first quarter of 2004. There was an increase of $111,000 in payroll expenses due to a shift in the electric division from work on capital assets in 2004 to work on operational and maintenance items. Pension expense increased $101,000 due to the expected return on pension assets not covering the growth in pension liabilities and interest on the liabilities. Another contributing factor to the increase in operating expenses was higher depreciation and amortization expense of $336,000. This increase includes items that were approved for amortization in the natural gas rate case, which began in January 2005, such as the bare steel replacement program and environmental expenses, as well as normal plant growth.

The Company has incurred fuel related expenses associated with the negotiation of new fuel contracts effective in 2008 for electric supply. Those costs have been passed through our fuel cost recovery clause.  The recovery of these fuel related costs, if any, will be subject to the approval of the FPSC and is expected to be determined in 2005.  If the FPSC does not approve the Company’s pass through of these costs in the fuel cost recovery clause or disallows a portion of the costs, the expenses will increase by the disallowed portion.  As of March 31, 2005, the maximum exposure that could affect operating income in 2005 is approximately $65,000.

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including those relating to management’s belief that the FPSC will allow recovery of special fuel costs through their fuel cost recovery clause in 2005.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties relate to the regulatory review process of the FPSC, which is beyond the control of the Company.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the first quarter ended March 31, 2005 and 2004 are summarized below:

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended March 31,
	2005	2004
Total Revenues	$ 35,438	$ 30,725

Net Income	$ 2,353	$ 1,413

Earnings for Common Stock	$ 2,346	$ 1,406

Earnings per Common Share – basic & diluted:	$ .59	$ .36

Average Shares Outstanding	3,960,619	3,928,889